Exhibit 5.1

May 8, 2015

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue, Suite 950

Oklahoma City, Oklahoma 73102

Ladies and Gentlemen:

We have acted as counsel for Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), registering securities to be issued and sold by the Partnership from time to time pursuant to Rule 415 under the Securities Act. Such securities include (i) common units representing limited partner interests in the Partnership (the “Common Units”) that may be issued and sold by the Partnership and (ii) senior debt securities of the Partnership, in one or more series, consisting of notes, bonds, debentures or other evidences of indebtedness (the “Senior Debt Securities”). The Common Units and the Senior Debt Securities are collectively referred to herein as the “Securities.”

In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereinafter expressed, we have examined (i) the Second Amended and Restated Agreement of Limited Partnership of the Partnership and the Certificate of Limited Partnership of the Partnership, each as amended to the date hereof, (ii) the Second Amended and Restated Limited Liability Company Agreement of Enable GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to the date hereof, (iii) the Indenture, dated as of May 27, 2014, between the Partnership and U.S. Bank National Association, as trustee (the “Indenture”), (iv) originals, or copies certified or otherwise identified, of the partnership and limited liability company records of the Partnership and the General Partner, including minute books of the General Partner as furnished to us by the General Partner, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Partnership and the General Partner, statutes and other instruments and documents, and (vi) the Registration Statement and the prospectus contained therein (the “Prospectus”) as a basis for the opinions hereafter expressed.

In connection with this opinion, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby; (iii) all Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (iv) a definitive purchase, underwriting or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and the other parties thereto; (v) any securities

Enable Midstream Partners, LP	- 2 -	May 8, 2015

issuable upon conversion, redemption, exchange or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, redemption, exchange or exercise; (vi) the certificates for the Common Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units, or, if uncertificated, valid book-entry notations will have been made in the unit register of the Partnership in accordance with the provisions of the governing documents of the Partnership; and (vii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that:

1. With respect to Common Units, when (a) the Partnership has taken all necessary action to approve the issuance of such Common Units, the terms of the offering thereof and related matters, and (b) such Common Units have been issued and delivered in accordance with the terms of the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, such Common Units will be duly authorized and validly issued and will be fully paid and nonassessable.

2. With respect to the Senior Debt Securities to be issued under the Indenture, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Partnership has taken all necessary action to approve the issuance and terms of such Senior Debt Securities, the terms of the offering thereof and related matters and (c) such Senior Debt Securities have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture and the applicable definitive purchase, underwriting or similar agreement approved by the Partnership upon payment of the consideration therefor provided for therein, such Senior Debt Securities will, when issued, constitute valid and legally binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) or (iii) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to matters of the laws of the State of New York, the Delaware Revised Uniform Limited Partnership Act, the Delaware Limited Liability Company Act and applicable federal law of the United States of America, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent,

Enable Midstream Partners, LP	- 3 -	May 8, 2015

we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.